Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Tiptree Financial Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tiptree Financial Inc. of our report dated March 22, 2013, with respect to the consolidated balance sheets of Tiptree Financial Inc. and subsidiaries (formerly known as Care Investment Trust Inc.) as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.

/s/ KPMG LLP
New York, New York
November 22, 2013